Exhibit 99.1

600 Travis Street

Suite 5200

Houston, Texas 77002

Contact: Roland O. Burns

Chief Financial Officer

(972) 668-8811

Web Site: www.boisdarcenergy.com

NEWS RELEASE

For Immediate Release

BOIS d'ARC ENERGY, INC. ANNOUNCES

2006 EXPLORATION AND DEVELOPMENT BUDGET

HOUSTON, TEXAS, January 23, 2006 – Bois d'Arc Energy, Inc. ("Bois d'Arc" or the "Company") (NYSE:BDE) announced that it expects to spend $180 million on its development and exploration activities in 2006. Bois d'Arc's exploration program in 2006 will focus on exploring on the Company's acreage in the Gulf of Mexico shelf.

Bois d'Arc has budgeted $152 million to drill 19 (15.1 net) offshore wells. In addition the Company plans to spend $12 million on acquiring seismic data and acreage and $16 million on production facilities, recompletions and for abandonment work.

Bois d'Arc also announced that its 2005 production exit rate was approximately 83 Mmcfe per day of natural gas equivalent, which is the highest production rate in the Company's history. Bois d'Arc achieved this production rate despite still having 18 Mmcfe per day shut-in pending third party pipeline repairs. The shut-in production is expected to resume late in the first quarter of this year.

"Our 2006 drilling program will allow us to continue to grow our reserve base through the drill bit," stated Wayne L. Laufer, Chief Executive Officer of Bois d'Arc. "With the higher production level and given the current oil and natural gas prices, we expect to be able to fund our drilling program with operating cash flow and be able to reduce our outstanding debt that we incurred as a result of the hurricane activity in 2005."

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Bois d'Arc Energy is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico. The Company's stock is traded on the New York Stock Exchange under the symbol "BDE".